For Period ended 01/31/03                                             All Series
File Number 811-2429

Sub-Item 77Q3(a)(i):
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Based on their evaluation of the Registrant's disclosure controls and procedures
(as defined in rule 30a-2(c) under the Investment Company Act of 1940) as of a date within ninety days of the filing date of this report, the Registrant's principal executive officer and principal financial officer have concluded that these controls and procedures are effective to ensure that information required to be disclosed by the Registrant in the reports it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Securities and Exchange Commission.